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                                                                   EXHIBIT 99.01




                MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
                 SELECTED PRO FORMA OPERATING CASH FLOW DATA (a)
                           FOR THE YEARS 2000 AND 1999
                      (In Millions of Dollars) (Unaudited)



                                                                                        2000                    1999
                                                                                       ------                  ------
Revenue
-------

     Power Purchase Agreement                                                         $564                     $572
     Steam and Electric Power Agreement                                                 31                       27
     Other Revenue                                                                      11                        9
     Interest on Revenue Account                                                         9                        7
                                                                                    ------                   ------
Total Revenue                                                                          615                      615
                                                                                    ------                   ------

Operating Expenses
------------------
     Fuel, transportation, storage                                                     233                      246
     Operations and maintenance                                                         47                       37
     Property, other taxes                                                              29                       28
     Other (b)                                                                          33                       37
                                                                                    ------                   ------

Total Operating Expenses                                                               342                      348
                                                                                    ------                   ------

Net Operating Income                                                                  $273                     $267
                                                                                    ======                   ======

Lease Payments                                                                        $286                     $266

Coverage Ratios
---------------

     Senior Interest                                                                  7.10                    4.81
     Senior Debt Service                                                              1.48                    1.43
     Total Interest                                                                   2.91                    2.29
     Total Debt Service                                                               1.14                    1.08


(a) The above table presents selected pro forma information on operating cash flows of MCV in a format consistent with that presented in the Feasibility Study to the Prospectus filed as part of MCV's Registration Statement on Form S-1 (File No. 33-3977). This format is used to compute various debt service coverage ratios on an annual basis by aligning annual operating cash flows with the semi-annual rent payments made in July and January of each year. For example, the cash flow presented for 2000 reflects revenues and expenses associated with 2000 activity, as well as the Lease rental payments made on July 23, 2000, and January 23, 2001. In addition to the revenues presented in this table, interest income on reserves totaled $13.4 million in 2000 and $9.3 million in 1999.

(b) Includes use of funds available for payment of spare parts, maintenance and capital expenditures that had been reserved in prior years and funding of reserves for future spare parts, maintenance and capital expenditures.